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Filed Pursuant to Rule 424(b)(2)
Commission File No. 333-211935

CALCULATION OF REGISTRATION FEE

Title of Class of Securities Registered	Amount to be Registered(1)	Proposed Maximum Aggregate Offering Price per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee(2)

Common Stock, par value $0.01	30,762,500	$28.50	$876,731,250	$88,287

(1)
Includes shares of common stock issuable upon exercise of the underwriters' option to purchase additional shares of common stock.

(2)
The filing fee, calculated in accordance with Rules 456(b) and 457(r), has been transmitted to the SEC in connection with the securities offered from Registration Statement File No. 333-211935 by means of this prospectus.

PROSPECTUS

26,750,000 Shares

Antero Resources Corporation

Common Stock

        We are offering 26,750,000 shares of our common stock.

        Our common stock is listed on the New York Stock Exchange under the symbol "AR." The last reported trading price of our common stock on the New York Stock Exchange on June 9, 2016 was $29.34 per share.

        We have granted the underwriters an option to purchase a maximum of 4,012,500 additional shares of common stock at the price set forth below solely to cover over-allotments, if any.

        Investing in our common stock involves risks. Please read "Risk Factors" beginning on page 7 of this prospectus.

        The underwriters have agreed to purchase the shares of common stock from us at a price of $28.15 per share, which will result in approximately $753.0 million of net proceeds to us before offering expenses.

        The underwriters propose to offer the shares of common stock from time to time for sale in one or more transactions on the New York Stock Exchange, in the over-the-counter market, through negotiated transactions or otherwise at market prices prevailing at the time of sale, at prices related to prevailing market prices or at negotiated prices.

        Delivery of the shares of common stock will be made on or about June 15, 2016.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Credit Suisse	J.P. Morgan

Scotia Howard Weil	Morgan Stanley	BMO Capital Markets
Capital One Securities	Tudor, Pickering, Holt & Co.	Wells Fargo Securities
Baird	KeyBanc Capital Markets	MUFG
Raymond James	SunTrust Robinson Humphrey

The date of this prospectus is June 9, 2016

        You should rely only on the information contained in or incorporated by reference into this prospectus. We have not authorized any dealer, salesman or other person to provide you with additional or different information. If anyone provides you with different or inconsistent information, you should not rely on it. This prospectus is not an offer to sell or the solicitation of an offer to buy any securities other than the securities to which it relates and is not an offer to sell or the solicitation of an offer to buy securities in any jurisdiction to any person to whom it is unlawful to make an offer or solicitation in that jurisdiction. You should not assume that the information contained in this prospectus is accurate as of any date other than the date on the front cover of this prospectus, or that the information contained in any document incorporated by reference is accurate as of any date other than the date of such document, regardless of the time of delivery of this prospectus or any sale of a security.

i

ABOUT THIS PROSPECTUS

        Additional information, including our financial statements and the notes thereto, is incorporated in this prospectus by reference to our reports filed with the SEC. Please read "Where You Can Find More Information" below. You are urged to read this prospectus carefully, including "Risk Factors," and the documents incorporated by reference in their entirety before investing in our securities.

        Unless the context requires otherwise or unless otherwise noted, all references in this prospectus to "Antero" and to the "Company," "we," "us" or "our" are to Antero Resources Corporation and its subsidiaries.

WHERE YOU CAN FIND MORE INFORMATION

        We file annual, quarterly and current reports and other information with the SEC. You may read and copy any document we file at the SEC's public reference room located at 100 F Street, N.E., Washington, DC 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room. Our SEC filings are also available to the public at the SEC's web site at www.sec.gov. You may also access the information we file electronically with the SEC through our website at www.anteroresources.com. We have not incorporated by reference into this prospectus the information included on, or linked from, our website (other than to the extent specified elsewhere herein), and you should not consider it to be a part of this prospectus. You may also inspect reports, proxy statements and other information about Antero Resources Corporation at the offices of the New York Stock Exchange ("NYSE"), 20 Broad Street, New York, NY 10005.

        We "incorporate by reference" information into this prospectus, which means that we disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, except for any information superseded by information contained expressly in this prospectus. You should not assume that the information in this prospectus is current as of any date other than the date on the cover page of this prospectus.

        Any information that we file under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1933, as amended (the "Exchange Act"), from the date of this prospectus until the termination of this offering, and that is deemed "filed" with the SEC, will automatically update and supersede this information. We also incorporate by reference the documents listed below:

  •
  our Annual Report on Form 10-K for the fiscal year ended December 31, 2015, including information specifically incorporated by reference into such Annual Report on Form 10-K from our Proxy Statement for our 2016 Annual Meeting of Stockholders filed on April 27, 2016;

  •
  our Quarterly Report on Form 10-Q for the quarter ended March 31, 2016;

  •
  our Current Reports on Form 8-K filed on January 15, 2016, February 12, 2016, March 25, 2016, April 1, 2016 and June 9, 2016 (excluding any information furnished and not filed pursuant to Item 2.02 or 7.01 or corresponding information furnished under Item 9.01 or included as an exhibit); and

  •
  the description of our common stock included in our Form 8-A (File No. 001-36120), filed with the Commission on October 8, 2013, including any amendment or report filed for the purpose of updating, changing or otherwise modifying such description.

        You can obtain copies of any of these documents without charge upon written or oral request by requesting them in writing or by telephone at:

Antero Resources Corporation
1615 Wynkoop Street
Denver, Colorado 80202
(303) 357-7310

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

        The information in this prospectus, including the documents incorporated by reference herein, includes "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended (the "Securities Act"), and Section 21E of the Exchange Act. All statements, other than statements of historical fact included in this prospectus, regarding our strategy, future operations, financial position, estimated revenues and losses, projected costs, prospects, plans and objectives of management are forward-looking statements. When used, the words "could," "believe," "anticipate," "intend," "estimate," "expect," "project" and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words. These forward-looking statements are based on our current expectations and assumptions about future events and are based on currently available information as to the outcome and timing of future events. When considering forward-looking statements, you should keep in mind the risk factors and other cautionary statements described under the heading "Risk Factors" in this prospectus and in our Annual Report on Form 10-K for the year ended December 31, 2015, which is incorporated by reference herein.

        Forward-looking statements may include statements about our:

  •
  ability to successfully complete the pending Acquisition as described under "Summary—Recent Developments," integrate the assets with our own and realize the benefits from the transaction;

  •
  business strategy;

  •
  reserves;

  •
  financial strategy, liquidity and capital required for our development program;

  •
  natural gas, natural gas liquids ("NGLs") and oil prices;

  •
  timing and amount of future production of natural gas, NGLs and oil;

  •
  hedging strategy and results;

  •
  ability to meet our minimum volume commitments and to utilize or monetize our firm transportation commitments;

  •
  future drilling plans;

  •
  competition and government regulations;

  •
  pending legal or environmental matters;

  •
  marketing of natural gas, NGLs and oil;

  •
  leasehold or business acquisitions;

  •
  costs of developing our properties;

  •
  operations of Antero Midstream Partners LP;

  •
  general economic conditions;

  •
  credit markets;

  •
  uncertainty regarding our future operating results; and

  •
  plans, objectives, expectations and intentions.

        We caution you that these forward-looking statements are subject to all of the risks and uncertainties, most of which are difficult to predict and many of which are beyond our control, incident to the exploration for and development, production, gathering, processing, transportation and sale of natural gas, NGLs, and oil. These risks include, but are not limited to, commodity price volatility and continued low commodity prices, inflation, lack of availability of drilling and production equipment and services, environmental risks, drilling and other operating risks, marketing and transportation risks, regulatory changes, the uncertainty inherent in estimating natural gas, NGLs, and oil reserves and in projecting future rates of production, cash flow and access to capital, the timing of development expenditures, our ability to successfully complete the Acquisition as described under "Summary—Recent Developments," integrate the acquired assets with ours and realize the benefits from the transaction, and the other risks described under the heading "Risk Factors" in this prospectus and in our Annual Report on Form 10-K for the year ended December 31, 2015, which is incorporated by reference herein.

        Reserve engineering is a process of estimating underground accumulations of natural gas, NGLs, and oil that cannot be measured in an exact way. The accuracy of any reserve estimate depends on the quality of available data, the interpretation of such data and price and cost assumptions made by reservoir engineers. In addition, the results of drilling, testing and production activities, or changes in commodity prices, may justify revisions of estimates that were made previously. If significant, such revisions would change the schedule of any further production and development drilling. Accordingly, reserve estimates may differ significantly from the quantities of natural gas, NGLs, and oil that are ultimately recovered.

        Should one or more of the risks or uncertainties described in this prospectus or the documents incorporated by reference herein occur, or should underlying assumptions prove incorrect, our actual results and plans could differ materially from those expressed in any forward-looking statements.

        All forward-looking statements, expressed or implied, included in this prospectus and the documents incorporated by reference herein are expressly qualified in their entirety by this cautionary statement. This cautionary statement should also be considered in connection with any subsequent written or oral forward-looking statements that we or persons acting on our behalf may issue.

        Except as otherwise required by applicable law, we disclaim any duty to update any forward-looking statements, all of which are expressly qualified by the statements in this section, to reflect events or circumstances after the date of this prospectus.

 PROSPECTUS SUMMARY

        This summary highlights selected information contained elsewhere in this prospectus and the documents we incorporate by reference. It does not contain all of the information you should consider before making an investment decision. You should read the entire prospectus, the documents incorporated by reference and the other documents to which we refer for a more complete understanding of our business and this offering. Please read the section entitled "Risk Factors" in our Annual Report on Form 10-K for the year ended December 31, 2015, which is incorporated by reference in this prospectus for more information about important factors you should consider before investing in our common stock in this offering.

        Except as the context otherwise indicates, the information in this prospectus assumes no exercise of the underwriters' option to purchase additional shares of common stock.

Our Company

        We are an independent oil and natural gas company engaged in the exploration, development and acquisition of natural gas, NGLs and oil properties located in the Appalachian Basin. We focus on unconventional reservoirs, which can generally be characterized as fractured shale formations. As of March 31, 2016, we held approximately 573,000 net acres of rich gas and dry gas properties located in the Appalachian Basin in West Virginia, Ohio and Pennsylvania.

Recent Developments

        On June 9, 2016, we entered into a purchase and sale agreement with a third party to acquire approximately 55,000 net acres located primarily in Wetzel, Tyler and Doddridge Counties, West Virginia, including approximately 14 MMcfe/d of net production (the "Acquisition"). Total consideration for the Acquisition at closing is expected to be approximately $450 million. We expect to fund the consideration using a portion of the net proceeds received from this offering. The Acquisition is expected to close in the third quarter of 2016, subject to customary closing conditions, with an effective date of January 1, 2016.

        Until July 9, 2016, a third party has the right to sell its 19% average working interest in the acquired properties to Antero on the same terms (the "Tag Along Option"). If the Tag Along Option is exercised, Antero will acquire approximately an additional 13,000 net acres and 3 MMcfe/d of net production for an additional estimated $110 million (the "Tag Along Acquisition").

        There can be no assurances that the Acquisition or the Tag Along Acquisition will be consummated or that the expected benefits of such acquisitions will be realized. The closing of this offering is not conditioned on, nor is it a condition to, the consummation of the Acquisition or the Tag Along Acquisition. If the Acquisition or the Tag Along Acquisition is delayed, not consummated or consummated in a manner different than described herein, the price of our common stock may decline. In addition, if the Acquisition or the Tag Along Acquisition is not consummated, our management will have broad discretion in the application of the net proceeds of this offering. Accordingly, if you decide to purchase common stock in this offering, you should be willing to do so whether or not we complete the Acquisition or the Tag Along Acquisition.

Corporate Information

        Our principal executive offices are located at 1615 Wynkoop Street, Denver, Colorado, 80202, and our telephone number is (303) 357-7310. Our website address is www.anteroresources.com. Except for information specifically incorporated by reference into this prospectus that may be accessed from our website, the information on our website is not part of this prospectus, and you should rely only on information contained or incorporated by reference in this prospectus when making a decision as to whether or not to invest in our common stock.

 The Offering

Issuer	Antero Resources Corporation.
Shares of Common Stock Offered	26,750,000 shares of common stock (30,762,500 shares of common stock if the underwriters exercise their option to purchase additional shares of common stock in full).
Common Stock Outstanding Following this Offering(1)	304,158,469 shares of common stock (308,170,969 shares of common stock if the underwriters exercise their option to purchase additional shares of common stock in full).
Option to Purchase Additional Shares	We have granted the underwriters a 30-day option to purchase up to 4,012,500 additional shares of common stock solely to cover over-allotments.
Use of Proceeds

We expect to use the estimated net proceeds from this offering of approximately $752.5 million (or $865.5 million if the underwriters exercise their option to purchase additional shares in full) to fund the purchase price for the Acquisition, for general corporate purposes, including to fund the Tag Along Acquisition (if the third party exercises its option) and for incremental development on the acquired acreage through 2017. If the Acquisition does not close, or if the underwriters' option to purchase additional shares is exercised after the closing of the Acquisition, we intend to use the net proceeds from this offering or such exercise, as applicable, for general corporate purposes, including to repay a portion of the outstanding borrowings under our credit facility. For more information about our use of proceeds from this offering, see "Use of Proceeds."

Risk factors

You should consider carefully the information under the heading "Risk Factors" beginning on page 7 of this prospectus and all other information contained or incorporated by reference herein before deciding to invest in our common stock.

Exchange Listing	Our common stock is traded on the New York Stock Exchange under the symbol "AR."

(1)
Based on 277,408,469 shares outstanding as of June 8, 2016. Excludes common stock issuable upon vesting of outstanding restricted stock units or exercise of outstanding stock options.

RISK FACTORS

        An investment in our common stock involves a significant degree of risk. Before you invest in our common stock, you should carefully consider those risk factors included in our most recent Annual Report on Form 10-K, any subsequently filed Quarterly Reports on Form 10-Q and any subsequently filed Current Reports on Form 8-K, which are incorporated herein by reference, and those risk factors that may be included herein, together with all of the other information included in this prospectus and the documents we incorporate by reference, in evaluating an investment in our common stock. If any of the risks discussed in the foregoing documents were to occur, our business, financial condition, results of operations and cash flows could be materially adversely affected. Please read "Cautionary Statement Regarding Forward-Looking Statements."

Risks Related to the Offering and Our Common Stock

The Acquisition may not be completed, and even if the Acquisition is completed, we may fail to realize the benefits anticipated as a result of the Acquisition.

        The Acquisition is expected to close in the third quarter of 2016, with an effective date of January 1, 2016, subject to customary closing conditions. If these conditions are not satisfied or waived, the Acquisition will not be consummated. There can be no assurances that the Acquisition or the Tag Along Acquisition will be consummated or that the expected benefits of such acquisitions will be realized. The closing of this offering is not conditioned on, nor is it a condition to, the consummation of the Acquisition or the Tag Along Acquisition. If the Acquisition or the Tag Along Acquisition is delayed, not consummated or consummated in a manner different than described herein, the price of our common stock may decline. In addition, if the Acquisition or the Tag Along Acquisition is not consummated, our management will have broad discretion in the application of the net proceeds of this offering. Accordingly, if you decide to purchase common stock in this offering, you should be willing to do so whether or not we complete the Acquisition or the Tag Along Acquisition.

        If we are able to consummate the Acquisition or the Tag Along Acquisition, such consummation would involve potential risks, including, without limitation, inefficiencies and unexpected costs and liabilities. If we consummate the Acquisition or the Tag Along Acquisition and if these risks or other expected costs and liabilities were to materialize, any desired benefits of the Acquisition or the Tag Along Acquisition may not be fully realized, if at all, and our future financial performance and results of operations could be negatively impacted.

Our amended and restated certificate of incorporation and amended and restated bylaws, as well as Delaware law, contain provisions that could discourage acquisition bids or merger proposals, which may adversely affect the market price of our common stock.

        Our amended and restated certificate of incorporation authorizes our board of directors to issue preferred stock without stockholder approval. If our board of directors elects to issue preferred stock, it could be more difficult for a third party to acquire us. In addition, some provisions of our amended and restated certificate of incorporation and amended and restated bylaws could make it more difficult for a third party to acquire control of us, even if the change of control would be beneficial to our stockholders, including:

  •
  a classified board of directors, so that only approximately one-third of our directors are elected each year;

  •
  limitations on the removal of directors;

  •
  limitations on the ability of our stockholders to call special meetings; and

  •
  establishing advance notice provisions for stockholder proposals and nominations for elections to the board of directors to be acted upon at meetings of stockholders.

We do not intend to pay dividends on our common stock, and our credit facility and the indentures governing our senior notes place certain restrictions on our ability to do so. Consequently, your only opportunity to achieve a return on your investment is if the price of our common stock appreciates.

        We do not plan to declare dividends on shares of our common stock in the foreseeable future. Additionally, our credit facility and the indentures governing our senior notes place certain restrictions on our ability to pay cash dividends. Consequently, your only opportunity to achieve a return on your investment in us will be if you sell your common stock at a price greater than you paid for it. There is no guarantee that the price of our common stock that will prevail in the market will ever exceed the price that you pay in this offering.

Future sales of our common stock in the public market could reduce our stock price, and any additional capital raised by us through the sale of equity or convertible securities may dilute your ownership in us.

        We may sell additional shares of common stock in subsequent public offerings. We may also issue additional shares of common stock or convertible securities.

        We cannot predict the size of future issuances of our common stock or securities convertible into common stock or the effect, if any, that future issuances and sales of shares of our common stock will have on the market price of our common stock. Sales of substantial amounts of our common stock (including shares issued in connection with an acquisition), or the perception that such sales could occur, may adversely affect prevailing market prices of our common stock.

We may issue preferred stock whose terms could adversely affect the voting power or value of our common stock.

        Our amended and restated certificate of incorporation authorizes us to issue, without the approval of our stockholders, one or more classes or series of preferred stock having such designations, preferences, limitations and relative rights, including preferences over our common stock respecting dividends and distributions, as our board of directors may determine. The terms of one or more classes or series of preferred stock could adversely impact the voting power or value of our common stock. For example, we might grant holders of preferred stock the right to elect some number of our directors in all events or on the happening of specified events or the right to veto specified transactions. Similarly, the repurchase or redemption rights or liquidation preferences we might assign to holders of preferred stock could affect the residual value of the common stock.

USE OF PROCEEDS

        We expect the net proceeds from this offering to be approximately $752.5 million (or approximately $865.5 million if the underwriters exercise their option to purchase additional shares in full), after deducting estimated fees and expenses. We intend to use the net proceeds from this offering to fund the purchase price for the Acquisition, for general corporate purposes, including to fund the Tag Along Acquisition (if the third party exercises its option) and for incremental development on the acquired acreage through 2017. If the Acquisition does not close, or if the underwriters' option to purchase additional shares is exercised after the closing of the Acquisition, we intend to use the net proceeds from this offering or such exercise, as applicable, for general corporate purposes including to repay a portion of the outstanding borrowings under our credit facility.

        As of June 8, 2016, we had approximately $790 million of outstanding borrowings and $708 million of letters of credit outstanding under our credit facility, which bears interest at a variable rate, which was approximately 2.38% as of March 31, 2016. The borrowings that may be repaid were incurred primarily for our drilling and development program and for general corporate purposes. We may at any time re-borrow amounts repaid under our credit facility.

 CAPITALIZATION

        The following table sets forth our cash and cash equivalents and capitalization as of March 31, 2016:

  •
  on an actual basis; and

  •
  on an as adjusted basis to give effect to the issuance and sale of our common stock offered hereby and the application of estimated net proceeds (assuming no exercise of the underwriters' option to purchase additional shares) as described in "Use of Proceeds."

        This table should be read in conjunction with, and is qualified in its entirety by reference to, "Use of Proceeds" and our historical audited consolidated financial statements and the accompanying notes in our Annual Report on Form 10-K for the year ended December 31, 2015 and our unaudited condensed consolidated financial statements and the accompanying notes in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2016, which are incorporated by reference into this prospectus.

	As of March 31, 2016
(in thousands)	Actual	As adjusted
Cash and cash equivalents	$39,870	$342,407	(1)

Indebtedness:
Senior secured revolving credit facilities(2)(3)	$1,360,000	$1,360,000
6.0% senior notes due 2020	525,000	525,000
5.375% senior notes due 2021	1,000,000	1,000,000
5.125% senior notes due 2022	1,100,000	1,100,000
5.625% senior notes due 2023	750,000	750,000
Net unamortized premium	6,245	6,245
Net unamortized debt issuance costs	(38,436)	(38,436)

Total indebtedness(3)	4,702,809	4,702,809

Equity:
Common stock, $0.01 par value; 1,000,000,000 shares authorized; 277,061,336 shares outstanding (303,811,336 shares outstanding as adjusted)	2,771	3,039
Preferred stock; $0.01 par value; 50,000,000 shares authorized; no shares issued and outstanding	—	—
Additional paid in capital	4,251,755	5,004,024
Accumulated earnings	1,803,756	1,803,756

Total stockholders' equity	6,058,282	6,810,819
Noncontrolling interest in consolidated subsidiary	1,362,062	1,362,062

Total equity	7,420,344	8,172,881

Total capitalization	$12,123,153	$12,875,690

(1)
Gives pro forma effect to the use of the net proceeds from this offering to fund the purchase price of the Acquisition and for general corporate purposes.

(2)
As of June 8, 2016, we had $790 million of borrowings and $708 million letters of credit outstanding under our credit facility. As of June 8, 2016, our non-guarantor subsidiary Antero Midstream Partners LP had $775 million of borrowings outstanding under its credit facility.

(3)
If the Acquisition does not close, then outstanding borrowings under our credit facility would be reduced by all of the net proceeds of this offering.

PRICE RANGE OF COMMON STOCK

        Our common stock is listed on the New York Stock Exchange under the symbol "AR." The following table shows, for the periods indicated, the high and low reported sale prices for our common stock, as reported on the New York Stock Exchange.

	Sales Price
	High	Low
2014:
First Quarter	$68.43	$53.61
Second Quarter	67.92	56.28
Third Quarter	66.10	53.42
Fourth Quarter	56.81	37.85
2015:
First Quarter	$42.42	$33.25
Second Quarter	46.06	33.89
Third Quarter	34.56	20.00
Fourth Quarter	26.59	18.50
2016:
First Quarter	$27.85	$19.00
Second Quarter (through June 8, 2016)	30.66	24.26

        On June 8, 2016, the last sales price of our common stock as reported on the New York Stock Exchange was $29.28 per share.

        As of June 8, 2016, there were 501 holders of record of our common stock.

 DIVIDEND POLICY

        Our ability to pay dividends is governed by (i) the provisions of Delaware corporation law, (ii) our Amended and Restated Certificate of Incorporation and our Amended and Restated Bylaws, (iii) the indentures related to our senior notes and (iv) our credit facility. We have not paid or declared any dividends on our common stock. The future payment of cash dividends on our common stock, if any, is within the discretion of our board of directors and will depend on our earnings, capital requirements, financial condition, and other relevant factors. There is no assurance that we will pay any cash dividends on our common stock. We do not anticipate declaring or paying any cash dividends to holders of our common stock in the foreseeable future.

DESCRIPTION OF COMMON STOCK

        The following summary of our common stock, Amended and Restated Certificate of Incorporation (the "Certificate of Incorporation") and Amended and Restated Bylaws (the "Bylaws") does not purport to be complete and is qualified in its entirety by reference to the provisions of applicable law and to our Certificate of Incorporation and Bylaws.

Common Stock

        Our Certificate of Incorporation authorizes 1,000,000,000 shares of common stock, par value $0.01 per share, for issuance. As of June 8, 2016, we had 277,408,469 shares of common stock issued and outstanding.

        Our common stock commenced trading on the NYSE under the symbol "AR" on October 16, 2013 in connection with our initial public offering. As of June 8, 2016, there were 501 holders of record of our common stock.

        Except as provided by law or in a preferred stock designation, holders of common stock are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders, will have the exclusive right to vote for the election of directors and do not have cumulative voting rights. Except as otherwise required by law, holders of common stock are not entitled to vote on any amendment to the Certificate of Incorporation (including any certificate of designations relating to any series of preferred stock) that relates solely to the terms of any outstanding series of preferred stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to the Certificate of Incorporation (including any certificate of designations relating to any series of preferred stock) or pursuant to the Delaware General Corporation Law ("DGCL"). Subject to prior rights and preferences that may be applicable to any outstanding shares or series of preferred stock, holders of common stock are entitled to receive ratably in proportion to the shares of common stock held by them such dividends (payable in cash, stock or otherwise), if any, as may be declared from time to time by our board of directors out of funds legally available for dividend payments. All outstanding shares of common stock are fully paid and non-assessable. The holders of common stock have no preferences or rights of conversion, exchange, pre-emption or other subscription rights. There are no redemption or sinking fund provisions applicable to the common stock. In the event of any voluntary or involuntary liquidation, dissolution or winding-up of our affairs, holders of common stock will be entitled to share ratably in our assets in proportion to the shares of common stock held by them that are remaining after payment or provision for payment of all of our debts and obligations and after distribution in full of preferential amounts to be distributed to holders of outstanding shares of preferred stock, if any.

Anti-Takeover Provisions of Our Certificate of Incorporation and Bylaws

        Certain provisions of Delaware law, our Certificate of Incorporation and our Bylaws could make the following transactions more difficult: acquisitions of us by means of a tender offer, a proxy contest or otherwise; or removal of our incumbent officers and directors. These provisions may also have the effect of preventing changes in our management. It is possible that these provisions could make it more difficult to accomplish or could deter transactions that stockholders may otherwise consider to be in their best interest or in our best interests, including transactions that might result in a premium over the market price for our shares.

        These provisions are expected to discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with us. We believe that the benefits of increased protection and our potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure us outweigh the disadvantages of discouraging these proposals because, among other things, negotiation of these proposals could result in an improvement of their terms.

Delaware Law

        Section 203 of the DGCL prohibits a Delaware corporation, including those whose securities are listed for trading on the NYSE, from engaging in any business combination with any interested stockholder for a period of three years following the date that the stockholder became an interested stockholder, unless:

  •
  the transaction is approved by the board of directors before the date the interested stockholder attained that status;

  •
  upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced; or

  •
  on or after such time the business combination is approved by the board of directors and authorized at a meeting of stockholders by at least two thirds of the outstanding voting stock that is not owned by the interested stockholder.

        We may elect to not be subject to the provisions of Section 203 of the DGCL.

Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws

        Provisions of our Certificate of Incorporation and Bylaws may delay or discourage transactions involving an actual or potential change in control or change in our management, including transactions in which stockholders might otherwise receive a premium for their shares, or transactions that our stockholders might otherwise deem to be in their best interests. Therefore, these provisions could adversely affect the price of our common stock.

        Among other things, our Certificate of Incorporation and Bylaws:

  •
  establish advance notice procedures with regard to stockholder proposals relating to the nomination of candidates for election as directors or new business to be brought before meetings of our stockholders. These procedures provide that notice of stockholder proposals must be timely given in writing to our corporate secretary prior to the meeting at which the action is to be taken. Generally, to be timely, notice must be received at our principal executive offices not less than 90 days nor more than 120 days prior to the first anniversary date of the annual meeting for the preceding year. Our Bylaws specify the requirements as to form and content of all stockholders" notices. These requirements may preclude stockholders from bringing matters before the stockholders at an annual or special meeting;

  •
  provide our board of directors the ability to authorize undesignated preferred stock. This ability makes it possible for our board of directors to issue, without stockholder approval, preferred stock with voting or other rights or preferences that could impede the success of any attempt to change control of us. These and other provisions may have the effect of deferring hostile takeovers or delaying changes in control or management of our company;

  •
  provide that the authorized number of directors may be changed only by resolution of the board of directors;

  •
  provide that all vacancies, including newly created directorships, may, except as otherwise required by law or, if applicable, the rights of holders of a series of preferred stock, be filled by the affirmative vote of a majority of directors then in office, even if less than a quorum;

  •
  provide that any action required or permitted to be taken by the stockholders must be effected at a duly called annual or special meeting of stockholders and may not be effected by any consent in writing in lieu of a meeting of such stockholders, subject to the rights of the holders of any series of preferred stock with respect to such series;

  •
  provide our Certificate of Incorporation and Bylaws may be amended by the affirmative vote of the holders of at least two thirds of our then outstanding common stock;

  •
  provide that special meetings of our stockholders may only be called by the board of directors, the chief executive officer or the chairman of the board;

  •
  provide for our board of directors to be divided into three classes of directors, with each class as nearly equal in number as possible, serving staggered three year terms, other than directors which may be elected by holders of preferred stock, if any. This system of electing and removing directors may tend to discourage a third party from making a tender offer or otherwise attempting to obtain control of us, because it generally makes it more difficult for stockholders to replace a majority of the directors;

  •
  provide that we renounce any interest in existing and future investments in other entities by, or the business opportunities of, Antero Investment or the Sponsors or any of their officers, directors, agents, stockholders, members, partners, affiliates and subsidiaries (other than our directors that are presented business opportunities in their capacity as our directors) and that they have no obligation to offer us those investments or opportunities; and

  •
  provide that our Bylaws can be amended or repealed at any regular or special meeting of stockholders or by the board of directors, including the requirement that any amendment by the stockholders at a meeting be upon the affirmative vote of at least 66 2/3% of the shares of common stock generally entitled to vote in the election of directors.

Limitation of Liability and Indemnification Matters

        Our Certificate of Incorporation limits the liability of our directors for monetary damages for breach of their fiduciary duty as directors, except for liability that cannot be eliminated under the DGCL. Delaware law provides that directors of a company will not be personally liable for monetary damages for breach of their fiduciary duty as directors, except for liabilities:

  •
  for any breach of their duty of loyalty to us or our stockholders;

  •
  for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

  •
  for unlawful payment of dividend or unlawful stock repurchase or redemption, as provided under Section 174 of the DGCL; or

  •
  for any transaction from which the director derived an improper personal benefit.

        Any amendment, repeal or modification of these provisions will be prospective only and would not affect any limitation on liability of a director for acts or omissions that occurred prior to any such amendment, repeal or modification.

        Our Certificate of Incorporation and Bylaws also provide that we will indemnify our directors and officers to the fullest extent permitted by Delaware law. Our Certificate of Incorporation and Bylaws also permit us to purchase insurance on behalf of any officer, director, employee or other agent for any liability arising out of that person's actions as our officer, director, employee or agent, regardless of whether Delaware law would permit indemnification. We have entered into indemnification agreements with each of our current and future directors and officers. These agreements will require us to indemnify these individuals to the fullest extent permitted under Delaware law against liability that may arise by reason of their service to us, and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified. We believe that the limitation of liability provision in our Certificate of Incorporation and the indemnification agreements will facilitate our ability to continue to attract and retain qualified individuals to serve as directors and officers.

Transfer Agent and Registrar

        The transfer agent and registrar for our common stock is American Stock Transfer & Trust Company.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS FOR NON-U.S. HOLDERS

        The following is a summary of the material U.S. federal income tax considerations related to the purchase, ownership and disposition of our common stock by a non-U.S. holder (as defined below), that holds our common stock as a "capital asset" (generally property held for investment). This summary is based on the provisions of the Internal Revenue Code of 1986, as amended, or the Code, U.S. Treasury regulations, administrative rulings and judicial decisions, all as in effect on the date hereof, and all of which are subject to change, possibly with retroactive effect. We have not sought any ruling from the Internal Revenue Service, or the IRS, with respect to the statements made and the conclusions reached in the following summary, and there can be no assurance that the IRS or a court will agree with such statements and conclusions.

        This summary does not address all aspects of U.S. federal income taxation that may be relevant to non-U.S. holders in light of their personal circumstances. In addition, this summary does not address the Medicare tax on certain investment income, U.S. federal estate or gift tax laws, any state, local or non-U.S. tax laws or any tax treaties. This summary also does not address tax considerations applicable to investors that may be subject to special treatment under the U.S. federal income tax laws, such as:

  •
  banks, insurance companies or other financial institutions;

  •
  tax-exempt or governmental organizations;

  •
  qualified foreign pension funds;

  •
  dealers in securities or foreign currencies;

  •
  traders in securities that use the mark-to-market method of accounting for U.S. federal income tax purposes;

  •
  "controlled foreign corporations," "passive foreign investment companies" and corporations that accumulate earnings to avoid U.S. federal income tax;

  •
  persons subject to the alternative minimum tax;

  •
  partnerships or other pass-through entities for U.S. federal income tax purposes or holders of interests therein;

  •
  persons deemed to sell our common stock under the constructive sale provisions of the Code;

  •
  persons that acquired our common stock through the exercise of employee stock options or otherwise as compensation or through a tax-qualified retirement plan;

  •
  certain former citizens or long-term residents of the United States;

  •
  real estate investment trusts or regulated investment companies;

  •
  persons that hold our common stock as part of a straddle, appreciated financial position, synthetic security, hedge, conversion transaction or other integrated investment or risk reduction transaction; and

  •
  persons that hold in excess of 5% of our common stock.

        YOU ARE ENCOURAGED TO CONSULT YOUR TAX ADVISOR WITH RESPECT TO THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO YOUR PARTICULAR SITUATION, AS WELL AS ANY TAX CONSEQUENCES OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF OUR COMMON STOCK ARISING UNDER THE U.S. FEDERAL, ESTATE OR GIFT TAX LAWS OR UNDER THE LAWS OF ANY STATE, LOCAL, NON-U.S. OR OTHER TAXING JURISDICTION OR UNDER ANY APPLICABLE INCOME TAX TREATY.

Non-U.S. Holder Defined

        For purposes of this discussion, a non-U.S. holder is a beneficial owner of our common stock that is not for U.S. federal income tax purposes a partnership or any of the following:

  •
  an individual who is a citizen or resident of the United States;

  •
  a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

  •
  an estate the income of which is subject to U.S. federal income tax regardless of its source; or

  •
  a trust (i) whose administration is subject to the primary supervision of a U.S. court and which has one or more United States persons who have the authority to control all substantial decisions of the trust or (ii) which has made a valid election under applicable U.S. Treasury regulations to be treated as a United States person.

        If a partnership (including an entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds our common stock, the tax treatment of a partner in the partnership generally will depend upon the status of the partner, upon the activities of the partnership and upon certain determinations made at the partner level. Accordingly, we urge partners in partnerships (including entities or arrangements treated as partnerships for U.S. federal income tax purposes) considering the purchase of our common stock to consult their tax advisors regarding the U.S. federal income tax considerations of the purchase, ownership and disposition of our common stock by such partnership.

Distributions

        We do not plan to make any distributions on our common stock for the foreseeable future. However, if we do make distributions of cash or other property on our common stock, such distributions will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. To the extent those distributions exceed our current and accumulated earnings and profits, the distributions will be treated as a non-taxable return of capital to the extent of the non-U.S. holder's tax basis in our common stock and thereafter as capital gain from the sale or exchange of such common stock. Please read "—Gain on Disposition of Common Stock." Subject to the withholding requirements under FATCA (as defined below) and with respect to effectively connected dividends, each of which is discussed below, any distribution made to a non-U.S. holder on our common stock generally will be subject to U.S. withholding tax at a rate of 30% of the gross amount of the distribution unless an applicable income tax treaty provides for a lower rate. To receive the benefit of a reduced treaty rate, a non-U.S. holder must provide the applicable withholding agent with an IRS Form W-8BEN or IRS Form W-8BEN-E (or other applicable or successor form) certifying qualification for the reduced rate.

        Dividends paid to a non-U.S. holder that are effectively connected with a trade or business conducted by the non-U.S. holder in the United States (and, if required by an applicable income tax treaty, are treated as attributable to a permanent establishment maintained by the non-U.S. holder in the United States) generally will be taxed on a net income basis at the rates and in the manner generally applicable to United States persons (as defined under the Code). Such effectively connected dividends will not be subject to U.S. withholding tax if the non-U.S. holder satisfies certain certification requirements by providing the applicable withholding agent a properly executed IRS Form W-8ECI certifying eligibility for exemption. If the non-U.S. holder is a non-U.S. corporation, it may also be subject to a "branch profits tax" (at a 30% rate or such lower rate as may be specified by an applicable income tax treaty) on its effectively connected earnings and profits (as adjusted for certain items).

Gain on Disposition of Common Stock

        Subject to the discussion below under "—Additional Withholding Requirements under FATCA," a non-U.S. holder generally will not be subject to U.S. federal income tax on any gain realized upon the sale or other disposition of our common stock unless:

  •
  the non-U.S. holder is an individual who is present in the United States for a period or periods aggregating 183 days or more during the calendar year in which the sale or disposition occurs and certain other conditions are met;

  •
  the gain is effectively connected with a trade or business conducted by the non-U.S. holder in the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment maintained by the non-U.S. holder in the United States); or

  •
  our common stock constitutes a United States real property interest by reason of our status as a United States real property holding corporation, or USRPHC, for U.S. federal income tax purposes.

        A non-U.S. holder described in the first bullet point above will be subject to U.S. federal income tax at a rate of 30% (or such lower rate as may be specified by an applicable income tax treaty) on the amount of such gain, which generally may be offset by certain U.S. source capital losses.

        A non-U.S. holder whose gain is described in the second bullet point above or, subject to the exceptions described in the next paragraph, the third bullet point above, generally will be taxed on a net income basis at the rates and in the manner generally applicable to United States persons (as defined under the Code) unless an applicable income tax treaty provides otherwise. If the non-U.S. holder is a corporation, it may also be subject to a branch profits tax (at a 30% rate or such lower rate as specified by an applicable income tax treaty) on its effectively connected earnings and profits (as adjusted for certain items), which will include such gain.

        Generally, a corporation is a USRPHC if the fair market value of its United States real property interests equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests and its other assets used or held for use in a trade or business. We believe that we currently are, and expect to remain for the foreseeable future, a USRPHC for U.S. federal income tax purposes. However, as long as our common stock continues to be regularly traded on an established securities market, only a non-U.S. holder that actually or constructively owns, or owned at any time during the shorter of the five-year period ending on the date of the disposition or the non-U.S. holder's holding period for the common stock, more than 5% of our common stock will be taxable on gain realized on the disposition of our common stock as a result of our status as a USRPHC. If our common stock were not considered to be regularly traded on an established securities market during the calendar year in which the relevant disposition by a non-U.S. holder occurs, such holder (regardless of the percentage of our common stock held by such holder) would such holder will be subject to U.S. federal income tax on a taxable disposition of our common stock (as described in the preceding paragraph), and a 15% withholding tax would apply to the gross proceeds from such disposition.

        Non-U.S. holders should consult their tax advisors with respect to the application of the foregoing rules to their ownership and disposition of our common stock.

Backup Withholding and Information Reporting

        Any dividends paid to a non-U.S. holder must be reported annually to the IRS and to the non-U.S. holder. Copies of these information returns may be made available to the tax authorities in the country in which the non-U.S. holder resides or is established.

        Payments of dividends to a non-U.S. holder generally will not be subject to backup withholding if the non-U.S. holder establishes an exemption by properly certifying its non-U.S. status on an IRS Form W-8BEN, IRS Form W-8BEN-E or other appropriate version of IRS Form W-8.

        Payments of the proceeds from a sale or other disposition by a non-U.S. holder of our common stock effected by or through a U.S. office of a broker generally will be subject to information reporting and backup withholding (at the applicable rate) unless the non-U.S. holder establishes an exemption by properly certifying its non-U.S. status on an IRS Form W-8BEN, IRS Form W-8BEN-E or other appropriate version of IRS Form W-8 and certain other conditions are met. Information reporting and backup withholding generally will not apply to any payment of the proceeds from a sale or other disposition of our common stock effected outside the United States by a non-U.S. office of a broker. However, unless such broker has documentary evidence in its records that the holder is not a United States person and certain other conditions are met, or the non-U.S. holder otherwise establishes an exemption, information reporting will apply to a payment of the proceeds of the disposition of our common stock effected outside the United States by such a broker if it has certain relationships within the United States.

        Backup withholding is not an additional tax. Rather, the U.S. income tax liability (if any) of persons subject to backup withholding will be reduced by the amount of tax withheld. If backup withholding results in an overpayment of taxes, a refund may be obtained, provided that the required information is timely furnished to the IRS.

Additional Withholding Requirements under FATCA

        Sections 1471 through 1474 of the Code, and the Treasury regulations and administrative guidance issued thereunder ("FATCA"), impose a 30% withholding tax on any dividends paid on our common stock and on the gross proceeds from a disposition of our common stock (if such disposition occurs after December 31, 2018), in each case if paid to a "foreign financial institution" or a "non-financial foreign entity" (each as defined in the Code) (including, in some cases, when such foreign financial institution or non-financial foreign entity is acting as an intermediary), unless (i) in the case of a foreign financial institution, such institution enters into an agreement with the U.S. government to withhold on certain payments and to collect and provide to the U.S. tax authorities substantial information regarding U.S. account holders of such institution (which includes certain equity and debt holders of such institution, as well as certain account holders that are non-U.S. entities with U.S. owners), (ii) in the case of a non-financial foreign entity, such entity certifies that it does not have any "substantial United States owners" (as defined in the Code) or provides the applicable withholding agent with a certification identifying the direct and indirect substantial United States owners of the entity (in either case, generally on an IRS Form W-8BEN-E), or (iii) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules and provides appropriate documentation (such as an IRS Form W-8BEN-E). Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing these rules may be subject to different rules. Under certain circumstances, a holder might be eligible for refunds or credits of such taxes.

        INVESTORS CONSIDERING THE PURCHASE OF OUR COMMON STOCK ARE URGED TO CONSULT THEIR OWN TAX ADVISORS REGARDING THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AND THE APPLICABILITY AND EFFECT OF U.S. FEDERAL ESTATE AND GIFT TAX LAWS AND ANY STATE, LOCAL OR NON-U.S. TAX LAWS AND TAX TREATIES.

UNDERWRITING

        Credit Suisse Securities (USA) LLC and J.P. Morgan Securities LLC are acting as the representatives of the underwriters and joint book-running managers of this offering. Under the terms of an underwriting agreement, which we will file as an exhibit to a Current Report on Form 8-K, which will be incorporated by reference in this prospectus, each of the underwriters named below has severally agreed to purchase from us the number of shares of common stock shown opposite its name below:

Underwriters	Number of Shares
Credit Suisse Securities (USA) LLC	12,792,300
J.P. Morgan Securities LLC	8,528,200
Scotia Capital (USA) Inc.	1,085,900
Morgan Stanley & Co. LLC	814,425
BMO Capital Markets Corp.	542,950
Capital One Securities, Inc.	542,950
Tudor, Pickering, Holt & Co. Securities, Inc.	542,950
Wells Fargo Securities, LLC	542,950
Robert W. Baird & Co. Incorporated	271,475
KeyBanc Capital Markets Inc.	271,475
Mitsubishi UFJ Securities (USA), Inc.	271,475
Raymond James & Associates, Inc.	271,475
SunTrust Robinson Humphrey, Inc.	271,475

Total	26,750,000

        The underwriting agreement will provide that the underwriters' obligation to purchase shares of common stock depends on the satisfaction of the conditions contained in the underwriting agreement, including:

  •
  the obligation to purchase all of the shares of common stock offered hereby (other than those shares of common stock covered by their option to purchase additional shares as described below), if any of the shares are purchased;

  •
  the representations and warranties made by us to the underwriters being true;

  •
  there having been no material change in our business or the financial markets; and

  •
  our delivery of customary closing documents to the underwriters.

Commissions and Expenses

        The underwriters may receive from purchasers of the common stock normal brokerage commissions in amounts agreed with such purchasers. The underwriters may offer the common stock from time to time for sale in one or more transactions on the NYSE, in the over-the-counter market, through negotiated transactions or otherwise at market prices prevailing at the time of sale, at prices related to prevailing market prices or at negotiated prices, subject to receipt and acceptance by it and subject to its right to reject any order in whole or in part. In connection with the sale of the common stock offered hereby, the underwriters may be deemed to have received compensation in the form of underwriting discounts. The underwriters may effect such transactions by selling common stock to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or purchasers of common stock for whom they may act as agents or to whom they may sell as principal.

        We will pay the expenses incurred in connection with this offering. The expenses of this offering (other than the underwriting discounts and commissions) that are payable by us are estimated to be approximately $475,000.

Option to Purchase Additional Shares

        We have granted the underwriters an option exercisable for 30 days after the date of this prospectus, to purchase, from time to time, in whole or in part, up to an aggregate of 4,012,500 shares at the public offering price less underwriting discounts and commissions solely to cover over-allotments. To the extent that the option is exercised, each underwriter will be obligated, subject to certain conditions, to purchase its pro rata portion of these additional shares based on the underwriter's underwriting commitment in this offering as indicated in the table at the beginning of this "Underwriting" section.

Lock-Up Agreements

        We, the Company's directors and officers and certain significant stockholders have agreed that, subject to certain exceptions, without the prior written consent of Credit Suisse Securities (USA) LLC and J.P. Morgan Securities LLC, we, the Company's directors and officers and certain significant stockholders will not directly or indirectly, (1) offer for sale, sell, pledge or otherwise dispose of (or enter into any transaction or device that is designed to, or could be expected to, result in the disposition by any person at any time in the future of) any shares of common stock (other than (i) common stock and shares issued pursuant to employee benefit plans, qualified stock option plans or other employee compensation plans existing on the date of this prospectus or described herein, (ii) common stock sold pursuant to Rule 10b5-1 plans established prior to the date of this prospectus or (iii) with respect to certain significant stockholders, shares of common stock distributed by such stockholders to their respective equityholders) or sell or grant options, rights or warrants with respect to any shares of common stock, (2) enter into any swap or other derivatives transaction that transfers to another, in whole or in part, any of the economic benefits or risks of ownership of the common stock, whether any such transaction described in clause (1) or clause (2) is to be settled by delivery of the common stock or other securities, in cash or otherwise, (3) file or cause to be filed a registration statement, including any amendments thereto, with respect to the registration of any shares of common stock or securities convertible, exercisable or exchangeable into common stock or any of our other securities (other than any registration statement on Form S-8), or (4) publicly disclose the intention to do any of the foregoing for a period of 45 days after the date of this prospectus.

        Credit Suisse Securities (USA) LLC and J.P. Morgan Securities LLC, in their sole discretion, may release the common stock and other securities subject to the lock-up agreements described above in whole or in part at any time with or without notice. When determining whether or not to release common stock and other securities from lock-up agreements, Credit Suisse Securities (USA) LLC and J.P. Morgan Securities LLC will consider, among other factors, the holder's reasons for requesting the release, the number of shares of common stock and other securities for which the release is being requested and market conditions at the time.

Indemnification

        We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, and to contribute to payments that the underwriters may be required to make for these liabilities.

Stabilization, Short Positions and Penalty Bids

        The underwriters may engage in stabilizing transactions, short sales and purchases to cover positions created by short sales, and penalty bids or purchases for the purpose of pegging, fixing or maintaining the price of the common stock, in accordance with Regulation M under the Exchange Act.

  •
  Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

  •
  A short position involves a sale by the underwriters of shares in excess of the number of shares the underwriters are obligated to purchase in this offering, which creates the syndicate short position. This short position may be either a covered short position or a naked short position. In a covered short position, the number of shares involved in the sales made by the underwriters in excess of the number of shares they are obligated to purchase is not greater than the number of shares that they may purchase by exercising their over-allotment option. In a naked short position, the number of shares involved is greater than the number of shares in their over-allotment option. The underwriters may close out any short position by either exercising their over-allotment option and/or purchasing shares in the open market. In determining the source of shares to close out the short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through their option to purchase additional shares. A naked short position is more likely to be created if the underwriters are concerned that there could be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in this offering.

  •
  Syndicate covering transactions involve purchases of the common stock in the open market after the distribution has been completed in order to cover syndicate short positions.

  •
  Penalty bids permit the representatives to reclaim a selling concession from a syndicate member when the common stock originally sold by the syndicate member is purchased in a stabilizing or syndicate covering transaction to cover syndicate short positions.

        These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of our common stock or preventing or retarding a decline in the market price of the common stock. As a result, the price of the common stock may be higher than the price that might otherwise exist in the open market. These transactions may be effected on the NYSE or otherwise and, if commenced, may be discontinued at any time.

        Neither we nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the common stock. In addition, neither we nor any of the underwriters make any representation that the representatives will engage in these stabilizing transactions or that any transaction, once commenced, will not be discontinued without notice.

Electronic Distribution

        A prospectus in electronic format may be made available on the Internet sites or through other online services maintained by the underwriters, or by their affiliates. In those cases, prospective investors may view offering terms online and prospective investors may be allowed to place orders online. The underwriters may agree to allocate a specific number of shares for sale to online brokerage account holders. Any such allocation for online distributions will be made by the underwriters on the same basis as other allocations.

        Other than the prospectus in electronic format, the information on any underwriter's web site and any information contained in any other web site maintained by the underwriters is not part of the prospectus or the registration statement of which this prospectus forms a part, has not been approved and/or endorsed by us or any underwriter in its capacity as underwriter and should not be relied upon by investors.

New York Stock Exchange

        Our common stock is listed on the New York Stock Exchange under the symbol "AR."

Stamp Taxes

        If you purchase shares of common stock offered in this prospectus, you may be required to pay stamp taxes and other charges under the laws and practices of the country of purchase, in addition to the offering price listed on the cover page of this prospectus.

Other Relationships

        The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. The underwriters and their respective affiliates have, from time to time, performed, and may in the future perform, various financial advisory and investment banking services for us, for which they received or will receive customary fees and expenses. In particular, affiliates of Credit Suisse Securities (USA) LLC, J.P. Morgan Securities LLC, Scotia Capital (USA) Inc., Morgan Stanley & Co. LLC, Wells Fargo Securities, LLC, Capital One Securities, Inc., BMO Capital Markets Corp., Mitsubishi UFJ Securities (USA), Inc., KeyBanc Capital Markets Inc. and SunTrust Robinson Humphrey, Inc. are lenders under our credit facility. Additionally, an affiliate of J.P. Morgan Securities LLC acts as administrative agent under our credit facility.

        In the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments, including serving as counterparties to certain derivative and hedging arrangements, and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve securities and/or instruments of us. The underwriters and their respective affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Selling Restrictions

European Economic Area

        This document is not a prospectus for the purposes of the Prospectus Directive (as defined below).

        In relation to each member state of the European Economic Area that has implemented the Prospectus Directive (as defined below) (each, a relevant member state) with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the relevant implementation date), an offer to the public of any shares of our common stock which are the subject of the offering contemplated by this prospectus, may not be made in that relevant member state other than:

  (a)
  to any legal entity which is a qualified investor as defined in the Prospectus Directive;

  (b)
  to fewer than 100 or, if the relevant member state has implemented the relevant provision of the 2010 PD Amending Directive (as defined below), 150 natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the relevant Dealer or Dealers for any such offer; or

  (c)
  in any other circumstances failing within Article 3(2) of the Prospectus Directive,

provided that no such offer of our common stock shall result in a requirement for the publication by us or any underwriter of a prospectus pursuant to Article 3 of the Prospectus Directive.

        For purposes of this provision, the expression an "offer to the public" in relation to any shares of our common stock in any relevant member state means the communication in any form and by any means of sufficient information on the terms of the offer and our common stock to be offered so as to enable an investor to decide to purchase or subscribe for our common stock, as the same may be varied in that relevant member state by any measure implementing the Prospectus Directive in that relevant member state and the expression "Prospectus Directive" means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the relevant member state), and includes any relevant implementing measure in each relevant member state and the expression 2010 PD Amending Directive means Directive 2010/73/EU.

        The sellers of the shares of our common stock have not authorized and do not authorize the making of any offer of shares through any financial intermediary on their behalf, other than offers made by the underwriters with a view to the final placement of the shares as contemplated in this prospectus. Accordingly, no purchaser of the shares, other than the underwriters, is authorized to make any further offer of the shares on behalf of the sellers or the underwriters.

United Kingdom

        This prospectus is only being distributed to, and is only directed at, persons in the United Kingdom that are qualified investors within the meaning of Article 2(1)(e) of the Prospectus Directive, which we refer to as qualified investors, that are also (i) investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, which we refer to as the Order, or (ii) high net worth entities, falling within Article 49(2)(a) to (d) of the Order, and (iii) any other person to whom it may lawfully be communicated pursuant to the Order, all such persons which we refer to together as relevant persons. This prospectus and its contents are confidential and should not be distributed, published or reproduced (in whole or in part) or disclosed by recipients to any other persons in the United Kingdom. Any investment activity to which this prospectus relates will only be available to, and will only be engaged with, relevant persons. Any person in the United Kingdom that is not a relevant person should not act or rely on this document or any of its contents.

        All applicable provisions of the Financial Services and Markets Act 2000 (as amended) must be complied with in respect to anything done by any person in relation to our common stock in, from or otherwise involving the United Kingdom.

France

        Neither this prospectus nor any other offering material relating to the shares described in this prospectus has been submitted to the clearance procedures of the Autorité des Marchés Financiers or of the competent authority of another member state of the European Economic Area and notified to the Autorité des Marchés Financiers. The shares have not been offered or sold and will not be offered or sold, directly or indirectly, to the public in France. Neither this prospectus nor any other offering material relating to the shares has been or will be:

  (a)
  released, issued, distributed or caused to be released, issued or distributed to the public in France; or

  (b)
  used in connection with any offer for subscription or sale of the shares to the public in France.

        Such offers, sales and distributions will be made in France only:

  (a)
  to qualified investors (investisseurs qualifiés) and/or to a restricted circle of investors (cercle restreint d'investisseurs), in each case investing for their own account, all as defined in, and in accordance with articles L.411-2, D.411-1, D.411-2, D.734-1, D.744-1, D.754-1 and D.764-1 of the French Code monétaire et financier;

  (b)
  to investment services providers authorized to engage in portfolio management on behalf of third parties; or

  (c)
  in a transaction that, in accordance with article L.411-2-II-1°-or-2°-or 3° of the French Code monétaire et financier and article 211-2 of the General Regulations (Règlement Général) of the Autorité des Marchés Financiers, does not constitute a public offer (appel public à l'épargne).

        The shares may be resold directly or indirectly, only in compliance with articles L.411-1, L.411-2, L.412-1 and L.621-8 through L.621-8-3 of the French Code monétaire et financier.

Switzerland

        This document, as well as any other material relating to the shares which are the subject of the offering contemplated by this prospectus, do not constitute an issue prospectus pursuant to Article 652a and/or 1156 of the Swiss Code of Obligations. The shares will not be listed on the SIX Swiss Exchange and, therefore, the documents relating to the shares, including, but not limited to, this document, do not claim to comply with the disclosure standards of the listing rules of the SIX Swiss Exchange. The shares are being offered in Switzerland by way of a private placement, i.e., to a small number of selected investors only, without any public offer and only to investors who do not purchase the shares with the intention to distribute them to the public. The investors will be individually approached by the issuer from time to time. This document, as well as any other material relating to the shares, is personal and confidential and do not constitute an offer to any other person. This document may only be used by those investors to whom it has been handed out in connection with the offering described herein and may neither directly nor indirectly be distributed or made available to other persons without express consent of the issuer. It may not be used in connection with any other offer and shall in particular not be copied and/or distributed to the public in (or from) Switzerland.

Hong Kong

        The shares of our common stock offered hereby may not be offered or sold in Hong Kong, by means of any document, other than (a) to "professional investors" as defined in the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made under that Ordinance, or (b) in other circumstances which do not result in the document being a "prospectus" as defined in the Companies Ordinance (Cap. 32, Laws of Hong Kong), or which do not constitute an offer to the public within the meaning of that Ordinance. No advertisement, invitation or document relating to the shares of our common stock offered hereby may be issued or may be in the possession of any person for the purpose of the issue, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to the shares of our common stock offered hereby which are intended to be disposed of only to persons outside Hong Kong or only to "professional investors" as defined in the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) or any rules made under that Ordinance.

People's Republic of China

        The common stock may not be offered or sold directly or indirectly in the People's Republic of China, or the PRC (which, for such purposes, does not include the Hong Kong or Macau Special Administrative Regions or Taiwan), except pursuant to applicable laws and regulations of the PRC. Neither this prospectus nor any material or information contained herein relating to the common stock, which have not been and will not be submitted to or approved/verified by or registered with the China Securities Regulatory Commission, or CSRC, or other relevant governmental authorities in the PRC pursuant to relevant laws and regulations, may be supplied to the public in the PRC or used in connection with any offer for the subscription or sale of the common stock in the PRC. The material or information contained herein relating to the common stock does not constitute an offer to sell or the solicitation of an offer to buy any securities in the PRC. The common stock may only be offered or sold to the PRC investors that are authorized to engage in the purchase of securities of the type being offered or sold. PRC investors are responsible for obtaining all relevant government regulatory approvals/licenses, verification and/or registrations themselves, including, but not limited to, any which may be required from the CSRC, the State Administration of Foreign Exchange and/or the China Banking Regulatory Commission, and complying with all relevant PRC regulations, including, but not limited to, all relevant foreign exchange regulations and/or foreign investment regulations.

Japan

        The shares offered in this prospectus have not been registered under the Securities and Exchange Law of Japan. The shares have not been offered or sold and will not be offered or sold, directly or indirectly, in Japan or to or for the account of any resident of Japan, except (i) pursuant to an exemption from the registration requirements of the Securities and Exchange Law and (ii) in compliance with any other applicable requirements of Japanese law.

Singapore

        This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the shares of our common stock offered hereby may not be circulated or distributed, nor may the shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Future Act, Chapter 289 of Singapore, which we refer to as the SFA, (ii) to a "relevant person" as defined in Section 275(2) of the SFA, or any person pursuant to Section 275 (1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

        Where the shares of our common stock offered hereby are subscribed and purchased under Section 275 of the SFA by a relevant person which is:

  (a)
  a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

  (b)
  a trust (where the trustee is not an accredited investor (as defined in Section 4A of the SFA)) whose sole whole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries' rights and interest (howsoever described) in that trust shall not be transferable within six months after that corporation or that trust has acquired the shares under Section 275 of the SFA except

    (i)
    to an institutional investor under Section 274 of the SFA or to a relevant person (as defined in Section 275(2) of the SFA) and in accordance with the conditions, specified in Section 275 of the SFA;

    (ii)
    (in the case of a corporation) where the transfer arises from an offer referred to in Section 275(1A) of the SFA, or (in the case of a trust) where the transfer arises from an offer that is made on terms that such rights or interests are acquired at a consideration of not less than $200,000 (or its equivalent in a foreign currency) for each transaction, whether such amount is to be paid for in cash or by exchange of securities or other assets;

    (iii)
    where no consideration is or will be given for the transfer; or

    (iv)
    where the transfer is by operation of law.

        By accepting this prospectus, the recipient hereof represents and warrants that he is entitled to receive it in accordance with the restrictions set forth above and agrees to be bound by limitations contained herein. Any failure to comply with these limitations may constitute a violation of law.

Australia

        No prospectus or other disclosure document (as defined in the Corporations Act 2001 (Cth) of Australia, or the Corporations Act) in relation to the common stock has been or will be lodged with the Australian Securities & Investments Commission, or ASIC. This document has not been lodged with ASIC and is only directed to certain categories of exempt persons. Accordingly, if you receive this document in Australia:

  (a)
  you confirm and warrant that you are either:

  (i)
  a "sophisticated investor" under section 708(8)(a) or (b) of the Corporations Act;

  (ii)
  a "sophisticated investor" under section 708(8)(c) or (d) of the Corporations Act and that you have provided an accountant's certificate to us which complies with the requirements of section 708(8)(c)(i) or (ii) of the Corporations Act and related regulations before the offer has been made;

  (iii)
  a person associated with the company under section 708(12) of the Corporations Act; or

  (iv)
  a "professional investor" within the meaning of section 708(11)(a) or (b) of the Corporations Act, and to the extent that you are unable to confirm or warrant that you are an exempt sophisticated investor, associated person or professional investor under the Corporations Act any offer made to you under this document is void and incapable of acceptance; and

  (b)
  you warrant and agree that you will not offer any of the common stock for resale in Australia within 12 months of that common stock being issued unless any such resale offer is exempt from the requirement to issue a disclosure document under section 708 of the Corporations Act.

LEGAL MATTERS

        The validity of the common stock offered by this prospectus will be passed upon for us by Vinson & Elkins L.L.P., Houston, Texas. Certain legal matters in connection with this offering will be passed upon for the underwriters by Latham & Watkins LLP, Houston, Texas.

EXPERTS

        The consolidated financial statements of Antero Resources Corporation as of December 31, 2014 and 2015 and for each of the years in the three year period ended December 31, 2015, and management's assessment of the effectiveness of internal control over financial reporting as of December 31, 2015 have been incorporated by reference herein in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

        The information incorporated by reference into this prospectus regarding estimates of our natural gas and oil reserves, related future net cash flows and the present values thereof related to our Appalachian Basin properties as of December 31, 2015, 2014 and 2013 was based in part upon reserve reports audited by independent petroleum engineers, DeGolyer and MacNaughton. We have incorporated by reference herein these estimates in reliance on the authority of such firm as experts in such matters.